                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

    Filed by the Registrant[X]
    Filed by a Party other than the Registrant [ ]
    Check the appropriate box:

    [ ] Preliminary Proxy Statement                       [ ] Confidential, for Use of the Commission
                                                              Only (as permitted by Rule 14a-6(e)(2))

    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Riggs National Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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

                                  [RIGGS LOGO]

                                                                  March 13, 2003

TO OUR SHAREHOLDERS:

     We are pleased to invite you to attend the Annual Meeting of the Shareholders of Riggs National Corporation, which will be held at 9:00 a.m., local time, Wednesday, April 16, 2003, at our W. W. Corcoran Office located at 1503 Pennsylvania Avenue, N.W., Washington, D.C. 20005.

     The primary business of the meeting will be to elect eleven directors for the coming year, to ratify the appointment of the independent public accountants, and to consider a shareholder proposal described in this Proxy Statement.

     The formal Notice of Annual Meeting and Proxy Statement containing further information about the business of the meeting are set forth on the following pages. Our Annual Report and Form 10-K for the fiscal year ending December 31, 2002, accompany this Proxy Statement.

     Whether you plan to attend the meeting or not, please date, sign and return the proxy card in the accompanying envelope. Your vote is important no matter how many shares you own. If you do attend the meeting and wish to vote in person, you may do so even though you have previously submitted your proxy.

     We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ ROBERT ALLBRITTON
                                          Robert L. Allbritton
                                          Chairman of the Board

[RIGGS LOGO]

                           RIGGS NATIONAL CORPORATION
                         1503 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20005

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 16, 2003

     Our Annual Meeting of Shareholders will be held on Wednesday, April 16, 2003, at 9:00 a.m., local time, at our W. W. Corcoran Office located at 1503 Pennsylvania Avenue, N.W., Washington, D.C. 20005, for the following purposes:

          1. To elect a board of directors for the coming year;

          2. To ratify the appointment of KPMG LLP as the independent public accountants for 2003;

          3. To consider a shareholder proposal concerning disclosure of political contributions; and

          4. To consider and act upon any other matters that may properly come before the meeting or any adjournment or postponement of the meeting.

     Shareholders of record at the close of business on February 28, 2003, are entitled to vote at the meeting. Whether or not you plan to attend the meeting, please execute the enclosed proxy card and return it in the enclosed postage-paid return envelope.

                                          By Order of the Board of Directors,

                                          /s/ T.C. Coughlin
                                          TIMOTHY C. COUGHLIN
                                          President

Washington, D.C.
March 13, 2003

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Proxy Statement.............................................      1
  Solicitation..............................................      1
  Voting Procedures.........................................      1
  Attendance and Voting at the Annual Meeting...............      2
  Revocation................................................      2
Proposals to be Presented at the Annual Meeting.............      3
  Proposal 1 -- Election of Directors.......................      3
     Nominees for Director..................................      3
  Proposal 2 -- Ratification of Independent Public
     Accountants............................................      5
  Proposal 3 -- Shareholder Proposal........................      6
The Board, Its Committees and Its Compensation..............      7
  Board and Committee Meetings..............................      7
  Director Compensation.....................................      7
Compensation Committee Report on Executive Compensation.....      8
  2002 Compensation -- General..............................      8
  Chairman and Chief Executive Officer......................      9
  Other Executive Officers..................................      9
  Tax Deductibility of Executive Compensation...............     10
Compensation Committee Interlocks and Insider
  Participation.............................................     10
Stock Performance Graph.....................................     11
Audit Committee Report to Shareholders......................     12
Compensation of Executive Officers..........................     13
  Summary Compensation Table................................     13
  Option Grants in 2002.....................................     14
  Option Exercises in 2002 and Fiscal Year-end Option
     Values.................................................     16
  10-Year Option/SAR Repricings.............................     17
  Retirement Benefits.......................................     18
  Change of Control Arrangements............................     19
Stock Ownership of Certain Beneficial Owners and
  Management................................................     21
  Section 16(a) Beneficial Ownership Reporting..............     23
Transactions with Management................................     23
  Indebtedness of Directors, Nominees for Directors,
     Executive Officers and Related Persons.................     23
  Other Related Party Transactions..........................     23
Shareholder Proposals for the 2004 Annual Meeting...........     24
Independent Public Accountants..............................     24
Other Matters...............................................     24
Annual Report on Form 10-K..................................     24
Appendix A -- Fiscal 2002 Audit Firm Fee Summary............    A-1

                           RIGGS NATIONAL CORPORATION
                         1503 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20005

                                PROXY STATEMENT

SOLICITATION

     Our Board of Directors is soliciting your proxy on the proxy card enclosed with this Proxy Statement for the Annual Meeting of Shareholders to be held on April 16, 2003, or any adjournment or postponement of the meeting. This Proxy Statement and the enclosed proxy card are first being mailed on or about March 13, 2003, to holders of shares of our common stock, par value $2.50 per share.

     OUR BOARD RECOMMENDS VOTING FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, FOR RATIFICATION OF OUR INDEPENDENT PUBLIC ACCOUNTANTS, AND AGAINST THE SHAREHOLDER PROPOSAL CONCERNING DISCLOSURE OF POLITICAL CONTRIBUTIONS. The persons named as proxies on the enclosed proxy card will cast votes for all shares of our common stock that are represented by properly executed proxies we receive in the mail prior to the meeting or at the meeting. The persons appointed as proxies will vote in accordance with the instructions indicated on the proxy card or, if no instructions are indicated, the shares will be voted in accordance with the recommendations of the Board. We do not anticipate that any other matters will be brought before the Annual Meeting. However, if you execute a proxy over your shares, the proxy grants discretionary authority to the persons named as proxies on any other matters that may be properly presented at the Annual Meeting.

     The Corporation will bear the cost of the Board's solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees and the directors, officers and employees of Riggs Bank N.A. (our subsidiary) may solicit proxies personally or by telephone. None of our or Riggs Bank's directors, officers or employees will receive any additional compensation for these services.

     We have requested that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of our common stock and will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses for forwarding the materials.

VOTING PROCEDURES

     Only holders of record of our common stock at the close of business on February 28, 2003, (the "Record Date"), will be entitled to vote at the Annual Meeting. The holders of a majority of our outstanding common stock who are entitled to vote at the meeting, present in person or represented by proxies, constitute a quorum. The number of shares of our common stock outstanding as of the Record Date was 28,533,918. Each share of our common stock entitles the owner to one vote upon each matter to come before the meeting.

     In accordance with the General Corporation Law of the State of Delaware and the Corporation's Bylaws, directors will be elected at the meeting by a plurality of the votes cast. Any other matter on which shareholders vote at the meeting will be determined by the affirmative vote of a majority of the votes cast. In tabulating the vote on any matter, abstentions will be counted as "no" votes, or a vote against the matter, and the failure of a broker to vote shares because the beneficial owner has not provided voting instructions when required (a "broker non-vote") will have no effect on the vote totals for that matter.

     The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares of our common stock are represented by certificates or book entries in your name so that you appear as a shareholder on the records of our stock transfer agent, National City Bank, a proxy card for voting those shares will be included with this Proxy Statement. You may vote those shares by completing, signing and returning the proxy card in the enclosed envelope.

     If you own shares through a bank or brokerage firm, you may instead receive from your bank or brokerage firm a voting instruction form with this Proxy Statement that you may use to instruct how your shares are to be voted. As with a proxy card, you may vote your shares by completing, signing and returning the voting instruction form in the envelope provided. Many banks and brokerage firms have arranged for Internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If your bank or brokerage firm uses ADP Investor Communication Services, you may vote your shares via the Internet at www.proxyvote.com or by calling the telephone number on your voting instruction form.

ATTENDANCE AND VOTING AT THE ANNUAL MEETING

     If you own common stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card. If you own common stock through a bank or brokerage account, you may attend the Annual Meeting, but in order to vote your shares at the meeting you must obtain a "legal proxy" from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting. You may change or revoke your proxy at the Annual Meeting in the manner described below even if you have already voted.

REVOCATION

     Any shareholder holding common stock of record may revoke a previously granted proxy at any time before it is voted by delivering to the Corporate Secretary a written notice of revocation or a duly executed proxy card bearing a later date or by attending the Annual Meeting and voting in person. Any shareholder holding common stock through a bank or brokerage firm may change or revoke previously given voting instructions by contacting the bank or brokerage firm or by obtaining a legal proxy from the bank or brokerage firm and voting in person at the Annual Meeting.

     An inspector of elections we appoint will tabulate the votes at the meeting.

                PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING

PROPOSAL 1 -- ELECTION OF DIRECTORS

     At the meeting, shareholders will elect eleven (11) directors (which will constitute the entire Board after the meeting) to hold office until the next Annual Meeting of shareholders and until their respective successors have been elected and qualified. Shares of our common stock that are represented by properly executed proxies will be voted FOR the nominees named below unless otherwise specified on the proxy card. We are not aware that any of the nominees will become unavailable to serve, but if that should occur before the meeting, proxies that do not withhold authority to vote for directors may be voted for another nominee or nominees our Board selects unless the Board votes to reduce the size of the Board to the then-actual number of nominees.

NOMINEES FOR DIRECTOR

     We have provided below the name, principal occupation, and certain biographical information and Board committee memberships of each nominee as of January 1, 2003.

Joe L. Allbritton                                            Director since 1981

     Mr. Allbritton, 78, resigned from the position of Senior Chairman, effective December 31, 2001, and was subsequently elected a vice chairman of the Board. Previously he served as Chairman of the Board and Chief Executive Officer of the Corporation and Riggs Bank (1983 to February 2001). Mr. Allbritton is Chairman of the Board and controlling shareholder of Perpetual Corporation, the indirect owner of Allbritton Communications Company (owner of television stations) and 99.7% owner of ALLNEWSCO, Inc. (a news programming service), Chairman of the Board and owner of Westfield News Advertiser, Inc. (owner of newspapers), and President and a trustee of The Allbritton Foundation and the Allbritton Art Institute. Mr. Allbritton is Senior Chairman of the International Committee.

Robert L. Allbritton                                         Director since 1994

     Mr. Allbritton, 33, assumed positions as Chairman of the Board and Chief Executive Officer of the Corporation and he became Chairman of the Board of Riggs Bank in February 2001. In addition, he is a director of Riggs Bank Europe Limited, our indirect subsidiary. He is a director of Perpetual Corporation, the indirect owner of Allbritton Communications Company and 99.7% owner of ALLNEWSCO, Inc., and was also President of Allbritton Communications Company (owner of television stations) from 1998 to February 2001 and currently serves as Chairman and Chief Executive Officer. Mr. Allbritton is a director and Chairman of ALLNEWSCO, Inc. (a news programming service), a trustee and Vice President of The Allbritton Foundation, and a trustee and Secretary of the Allbritton Art Institute. He chairs the Executive and Riggs & Co. Committees.

J. Carter Beese, Jr.                                         Director since 2001

     Mr. Beese, 46, is President of Riggs Capital Partners, LLC and Riggs Capital Partners II, LLC (our subsidiaries), both of which are venture funds. Prior to joining Riggs in 1998, Mr. Beese was Vice Chairman of the Global Banking Group of Bankers Trust Alex. Brown from 1997 to 1998, Chairman of Alex. Brown International, 1996 to 1997, and Vice Chairman of Alex. Brown International from 1995 to 1996. Prior to that, Mr. Beese was a Commissioner of the U.S. Securities and Exchange Commission. He is a director of Aether Systems, Inc. (provider of wireless data products and services), Chinadotcom Corporation (provider of e-business solutions), and Metastorm (provider of business process management software). Mr. Beese serves on the International and Riggs & Co. Committees.

Charles A. Camalier, III                                     Director since 2001

     Mr. Camalier, 51, has been an attorney with the law firm of Wilkes Artis, Chartered since 1977 and is currently the Managing Partner. He is also President of Rock Spring Properties, Ltd., a commercial real estate asset management company. Mr. Camalier served on the Board of Riggs Bank from 1989 to 2001. He serves on the Audit and Riggs & Co. Committees.

Timothy C. Coughlin                                          Director since 1988

     Mr. Coughlin, 60, has been our President since 1992 and is a director of J. Bush & Co. Incorporated and Chairman of Riggs Investment Advisors Inc. (our indirect subsidiaries). He also served as Vice Chairman of the Board of Riggs Bank in 1996. Mr. Coughlin is Chairman of the British American Business Association and Treasurer of The Financial Services Roundtable. He is a trustee of the Federal City Council, the Corcoran Gallery of Art, and Colby-Sawyer College and a director of the Greater Washington Board of Trade. Mr. Coughlin serves on the Executive and International Committees.

Lawrence I. Hebert                                           Director since 1988

     Mr. Hebert, 56, became a director and President and Chief Executive Officer of Riggs Bank in February 2001. In addition, he is a director of Riggs Investment Advisors Inc. and Riggs Bank Europe Limited, both of which are our indirect subsidiaries. Mr. Hebert is President and a director of Perpetual Corporation (owner of Allbritton Communications Company and ALLNEWSCO, Inc.), a director of ALLNEWSCO, Inc. (a news programming service), and President of Westfield News Advertiser, Inc. (the owner of newspapers). He was Chairman and Chief Executive Officer of Allbritton Communications Company until February 2001 and is currently its Vice Chairman. Mr. Hebert is a trustee of The Allbritton Foundation and Vice President of the Allbritton Art Institute. He is a director of Allied Capital Corporation (an investment company) and serves on their Executive Committee. Mr. Hebert serves on the Executive, International and Riggs & Co. Committees.

Steven B. Pfeiffer                                           Director since 1989

     Mr. Pfeiffer, 55, is Chairman of the Executive Committee and Head of the International Department of Fulbright & Jaworski L.L.P., a law firm. From 1998 to 2002, he was Partner-in-Charge of the Washington, D.C. office. Mr. Pfeiffer is a director and non-executive Chairman of Riggs Bank Europe Limited, our indirect subsidiary. He is a director of The Africa-America Institute in New York and Project Hope in Washington, D.C. Mr. Pfeiffer chairs the International Committee and serves on the Audit and Riggs & Co. Committees.

Robert L. Sloan                                              Director since 1993

     Mr. Sloan, 56, is a vice chairman of our Board and has been President and Chief Executive Officer of Sibley Memorial Hospital in Washington, D.C. since 1985. He is a Board member and an Executive Committee member of the District of Columbia Hospital Association. Mr. Sloan is the Founding Chairman of Potomac Home Health Care Agency. He chairs our Audit Committee and serves on the Compensation and Riggs & Co. Committees. He is also Vice Chairman of the Executive Committee.

Jack Valenti                                                 Director since 1986

     Mr. Valenti, 81, is Chairman and Chief Executive Officer of the Motion Picture Association, as well as President and Chief Executive Officer of the Motion Picture

Association of America, Inc. Mr. Valenti is a director of the American Film Institute and a trustee of the Aspen Institute. He chairs the Compensation Committee and serves on the Riggs & Co. Committee.

William L. Walton                                            Director since 1999

     Mr. Walton, 53, is Chairman, Chief Executive Officer and President (since
1997) and a director (since 1986) of Allied Capital Corporation. Previously, Mr. Walton served as Managing Director of Butler Capital Corporation. Mr. Walton is a director of The Hillman Companies, Inc. (manufacturer of key-making equipment), which is 93.2% owned by Allied Capital Corporation. He is a co-founder of Success Lab, a reading program for inner city school children. Mr. Walton is a director and Treasurer of the Wolf Trap Foundation and a director of the National Venture Capital Association and the National Symphony Orchestra. He serves on the Executive, Compensation, and Riggs & Co. Committees.

Eddie N. Williams                                            Director since 1993

     Mr. Williams, 70, has been President and Chief Executive Officer of the Joint Center for Political and Economic Studies since 1972. He is a director of Harrah's Entertainment Corporation and an elected Fellow of the American Academy of Arts and Sciences. Mr. Williams serves on the Compensation Committee.

PROPOSAL 2 -- RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, and subject to ratification by shareholders, the Board has appointed KPMG LLP as the Corporation's independent public accountants to audit the Corporation's financial statements for the fiscal year ending December 31, 2003. KPMG has served as the Corporation's independent public accountants since March 20, 2002. Representatives from KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from those attending the meeting.

     If the appointment of KPMG as our independent public accountants is ratified, the Board of Directors and the Audit Committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in the best interests of the Corporation and its shareholders. If the shareholders, however, do not ratify the appointment, the Audit Committee will reconsider whether to retain KPMG but may proceed with the retention of KPMG if they deem it to be in the best interests of the Corporation and its shareholders.

     On March 6, 2002, the Corporation decided not to renew the engagement of its independent public accounts, Arthur Andersen LLP ("Andersen"). This decision not to renew the engagement of Andersen was made by the Board of Directors based upon a recommendation of the Audit Committee. Effective March 20, 2002, the Board of Directors, based upon a recommendation of the Audit Committee, retained KPMG as its independent accountants to audit the Corporation's consolidated financial statements for the year ending December 31, 2002. The decision to retain KPMG was ratified by the shareholders at the Annual Meeting of Shareholders on April 17, 2002.

     During the Corporation's two most recent fiscal years ending December 31, 2001, and during the interim period through March 20, 2002, there were no disagreements between the Corporation and Andersen on any matter of accounting principles, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the matter of the disagreement in connection with its reports. The audit report of Andersen on the consolidated financial statements of Riggs as of and for the years ending December 31, 2001 and 2000, did not contain any adverse opinion or disclaimer of opinion, nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles. During the Corporation's two most recent fiscal years ending December 31, 2001, and during the interim period through March 20, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, nor did the Corporation consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) of Regulation S-K. Andersen's engagement with the Corporation expired on March 20, 2002.

     BOARD OF DIRECTORS RECOMMENDATION. The Board recommends a vote FOR this proposal.

     VOTE REQUIRED. To be adopted, Proposal 2 must be approved by the affirmative vote of a majority of the votes cast. If you execute a proxy for your shares of common stock, your shares will be voted FOR the ratification of KPMG as our independent public accountants unless you otherwise instruct on your proxy card.

PROPOSAL 3 -- SHAREHOLDER PROPOSAL

GENERAL

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who is the owner of 500 shares of our common stock, has advised us that she intends to present the following proposal for shareholder action at the meeting:

     RESOLVED: "That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders." "And if no such disbursements were made, to have that fact publicized in the same manner."

     REASONS: "This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent."

     "If you AGREE, please mark your proxy FOR this resolution."

     BOARD OF DIRECTORS' RECOMMENDATION

     The Board recommends a vote AGAINST this proposal.

     Federal law prohibits us from making direct or indirect contributions to candidates or political parties at the federal level, and many states' laws regulate and limit such activities at the state level. Lobbying activities are also regulated at the federal level and by many states. We have a policy not to make contributions to political candidates or organizations, nor to employ our resources for the purpose of helping to elect candidates to public office, even where permitted by law. We believe that the approval of Proposal 3 would require an unnecessary expenditure of funds and would not provide any appreciable benefit to our shareholders. Adoption of this resolution is, therefore, unnecessary and not in the best interests of our shareholders.

     VOTE REQUIRED. To be adopted, Proposal 3 must be approved by the affirmative vote of a majority of the votes cast. If you execute a proxy for your shares of common stock, your shares will be voted AGAINST this proposal unless you otherwise instruct on your proxy card.

                 THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

BOARD AND COMMITTEE MEETINGS

     The Board held six meetings during fiscal year 2002. The Board has an Executive Committee, an Audit Committee, a Compensation Committee, an International Committee, and the Riggs & Co. Committee. It does not have a standing nominating committee. Our directors are nominated by the full Board. The various committees of the Board met a total of 16 times. Average attendance at Board and committee meetings by the directors during 2002 was in excess of 90%. Mr. Walton was only able to attend 56% of such meetings.

     The Executive Committee exercises the power of the Board between meetings of the Board and any other powers the Board may delegate. The Executive Committee did not meet during 2002.

     The Audit Committee reviews the audit and examination reports of the internal auditors, independent public accountants and federal bank examiners as they relate to us and our subsidiaries. The Audit Committee held six meetings in 2002.

     The Compensation Committee assists the Board in fulfilling its responsibilities related to compensation and benefits. During 2002, the Compensation Committee held three meetings.

     The International Committee establishes and monitors the mission and strategic activities of the International Banking Group of Riggs Bank. The International Committee held three meetings in 2002.

     The Riggs & Co. Committee reviews the activities and performance of the Riggs & Co. Division of Riggs Bank. The Riggs & Co. Committee met four times in 2002.

DIRECTOR COMPENSATION

     Our directors who are not employed by us receive a fee of $25,000 per year. Director Robert L. Sloan receives an additional fee of $25,000 per year for his services as Chairman of the Audit Committee. Committee members receive an additional fee of $750 for each committee meeting they attend, and committee chairmen receive an additional fee of $1,500 per committee meeting they attend. Our officers who are directors do not receive compensation in addition to their compensation as officers for attending our Board or committee meetings.

     In April 1994, a Deferred Compensation Plan was adopted to allow our non-employee directors to defer receipt of all or a portion of their directors' fees to a specified date or until termination of their services as a director. Under the plan, directors may elect to defer all fees and to have such deferred amounts treated as having been invested in cash or in hypothetical shares of our common stock (this hypothetical stock is known as "phantom stock"), and/or a combination of cash and phantom stock. Deferred fees treated as invested in cash are credited with interest at the rate paid by Riggs Bank on certificates of deposit with a one-year maturity. Dividends we pay on our common stock are credited under the Deferred Compensation Plan as a reinvestment in phantom stock. Holders of shares of phantom stock under this plan are entitled at payout to receive the number of whole shares of our common stock equal to the number of shares of phantom stock held by that person. In April 2000, the Deferred Compensation Plan was amended to provide that holders of shares of phantom stock in respect of compensation deferred after April 2000 under the amended plan are entitled to receive only the cash representing the closing market price of the number of shares of our common stock on the payment date equal to the number of shares of phantom stock held by that person, and not shares of our common stock.

     In addition to the above fees, Director Steven B. Pfeiffer received fees of L50,000 (approximately $75,485) for service on the Board of Riggs Bank Europe Limited ("RBEL"). Mr. Pfeiffer's fee includes L25,000 (approximately $37,743) for serving as Chairman of RBEL's Board and L5,000 (approximately $7,549) for serving as a member of the Audit Committee. Each of the foregoing U.S. dollar amounts assumes an exchange rate of $1.5097, the average month-end exchange rate for 2002.

     We maintain the Riggs National Corporation 2002 Long-Term Incentive Plan (the "2002 Plan"), which shareholders approved at our 2002 Annual Meeting, under which the Board may grant stock options and other stock-based and cash awards as a means to attract, retain and motivate our officers, employees, directors and consultants (including those of our subsidiaries). Accordingly, our directors and those of our subsidiaries are eligible to receive awards under the 2002 Plan. The amount, timing and terms of such awards will be based on such considerations as the Board may consider appropriate, subject to the provisions of the 2002 Plan. In 2002, options to purchase 2,500 shares of our common stock with an exercise price per share of $13.19 were granted under the 2002 Plan to each of our non-employee directors and certain non-employee directors of our subsidiaries, for a total of 42,500 shares.

     The Plan replaced the Amended 1997 Non-Employee Directors Stock Option Plan (the "1997 Directors Plan"), under which the Board had previously awarded stock options to our non-employee directors and the non-employee directors of our subsidiaries. In 2002, no awards were granted under the 1997 Directors Plan.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

2002 COMPENSATION -- GENERAL

     For 2002, the Compensation Committee was responsible, both directly and indirectly through the Compensation Committee of Riggs Bank, for:

     - Managing salary, bonus, pension, benefits, and other related compensation programs for Corporation executives, as appropriate.

     - Managing the Riggs Executive Managerial Bonus Program, which replaced the Riggs National Corporation Executive Incentive Program and General Incentive Plan as part of the redesign of the executive compensation framework, and establishing and certifying the attainment of performance goals, as appropriate.

     - Reviewing and approving the granting of stock options and other stock compensation related programs for Corporation and Riggs Bank executive officers.

     In 2001, the Compensation Committee completed a review and redesign of the compensation framework for executive officers. In 2002, the Compensation Committee began to implement a long-term compensation program for executive officers in which executives' compensation was linked to the financial success of Riggs Bank. The overall design of the executive compensation program is intended to attract, retain and motivate the executives by aligning their interests more closely with the organization and creating a greater sense of ownership among them. Specifically, the compensation program consists of: paying competitive base salaries and bonuses based on local and national market salary and bonus levels at approximately the 50th percentile; administering the Riggs Executive Managerial Bonus Program; approving certain perquisite and benefit enhancements based on the operating level of the covered executive; and granting competitive stock options and other equity-based awards to bring total compensation packages to approximately the 75th percentile of total compensation levels in local and national markets.

     At the Annual Meeting of Shareholders held on April 17, 2002, shareholders approved the 2002 Plan, pursuant to which the Compensation Committee can, in its discretion, award equity- or cash-based awards to officers, employees, directors and certain consultants. As more fully described below, in 2002, the Compensation Committee approved equity-based awards to certain executive officers pursuant to the terms of the 2002 Plan.

     As part of the benefits offered under the executive compensation program, the Corporation also provides executive officers the opportunity to participate in the Riggs National Corporation Executive Deferred Compensation Plan. The deferred compensation plan is a traditional, non-qualified plan under which an eligible executive can defer up to 40% of his or her base salary and 100% of commissions and/or bonus compensation and allocate it to a variety of different investment vehicles.

     In December 2001, the Corporation entered into Senior Executive Change of Control and Retention Agreements with its senior executive officers. Each Senior Executive Change of Control and Retention Agreement sets forth the calculation of the severance payment that could be due to the applicable senior executive if Riggs experiences a change of control. The Senior Executive Change of Control and Retention Agreements are explained more fully in the section entitled "Change of Control Arrangements."

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     Since February 14, 2001, Mr. Robert L. Allbritton has served in the position of Chairman and Chief Executive Officer of the Corporation. Effective June 1, 2002, Mr. Allbritton's salary was set at $375,000. This base salary level, which the Compensation Committee believes is lower than other comparable chairman and chief executive officer positions, reflects Mr. Allbritton's stated preference upon appointment as Chief Executive Officer to receive the majority of his compensation in equity. As Chief Executive Officer, Mr. Allbritton is entitled to participate in the Riggs Executive Managerial Bonus Program, under which he is eligible to receive a bonus that is a percentage of his base compensation. Mr. Allbritton declined to participate in the Riggs Executive Managerial Bonus Program. However, in recognition of his contributions to the Corporation in 2002, Mr. Allbritton received a bonus of $100,000 outside of the Riggs Executive Managerial Bonus Program.

     On July 17, 2002, the Compensation Committee awarded Mr. Allbritton stock options to purchase 500,000 shares of the Corporation's common stock at a price of $13.19 per share under the 2002 Plan. The options vested and became exercisable on the grant date. On July 17, 2002, the Compensation Committee awarded Mr. Allbritton 27,000 shares of performance-based stock under the 2002 Plan, which award was not paid out by the Corporation because specified performance net income targets for 2002 were not met. On July 17, 2002, the Compensation Committee also awarded Mr. Allbritton 50,000 shares of deferred stock under the 2002 Plan, twenty percent of which vested on January 23, 2003, and the remainder of which will vest in twenty-percent increments each January for the next four years thereafter, but only if Mr. Allbritton is then-employed by the Corporation. The equity awards to Mr. Allbritton took into account his performance as Chief Executive Officer. The Compensation Committee also took into account Mr. Allbritton's expressed desire to have his financial reward and recognition be driven primarily by the long-term performance and growth of the Corporation.

OTHER EXECUTIVE OFFICERS

     As part of the Corporation's long-term compensation program to bring the senior executive officers' total compensation packages to approximately the 75th percentile of total compensation levels in local and national markets, the Compensation Committee awards a combination of stock options and performance-based shares to executives under the 2002 Plan. For 2002, these awards were granted in a combination of approximately two-thirds stock options and one-third performance-based shares. The amounts of such awards are determined by a formula that is a percentage of base salary and varies in accordance with the executive officer's corporate hierarchical level. The calculation involves the use of the Black-Scholes model to determine the appropriate number of shares to be granted. Not including Mr. Allbritton's award, options to purchase a total of 287,492 shares of the Corporation's common stock were granted under the 2002 Plan to executive officers, including to certain executive officers who voluntarily cancelled their options as described in our Proxy Statement for the Annual Meeting of Shareholders held on April 17, 2002. These stock options were awarded on July 17, 2002, at a price of $13.19 per share and vest equally over the following three years, but only if the executive officer is then-employed by the Corporation. See "Option Grants in 2002," for a description of the stock options granted to named executive officers. Not including Mr. Allbritton's award, the Compensation Committee awarded certain of the executive officers a total of 134,909 shares of performance-based stock under the 2002 Plan, which awards were not paid out by the Corporation because specified performance net income targets for 2002 were not met.

     Based upon the individual's position within the Corporation's executive hierarchy and not including Mr. Allbritton's award, the Compensation Committee also awarded certain executive officers a total of 320,000 shares of deferred stock under the 2002 Plan, twenty percent of which vested on January 23, 2003, and the remainder of which will vest in twenty-percent increments each January for the next four years thereafter, but only if the executive officer is then-employed by the Corporation. Additionally, bonuses totaling $410,302 were awarded under the Corporation's bonus programs to 11 executive officers. Bonus awards to the executive officers take into account the individual's performance, the Corporation's overall financial performance (based on net income as defined in and governed by the terms of the bonus programs) and the performance of an individual's business segment. Additionally, in recognition of their contributions to the Corporation during 2002, four executive officers received awards outside of the Riggs Executive Management Bonus Program totaling $165,000.

     Effective June 1, 2002, the Compensation Committee approved increases in base compensation averaging 8.9% for its executive officers. These salary increases, consistent with implementing the long-term compensation program, were based upon the previously-stated desire of the Compensation Committee to move the base compensation of the executive officers towards the 50th percentile. Individual performance was also a factor. The majority of these market adjustments had been deferred since 2001, and several executives had not received salary increases for a number of years.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Internal Revenue Code Section 162(m) does not permit us to deduct as a business expense certain non-performance-based compensation in excess of $1 million per taxable year paid to the Chief Executive Officer or the four most highly compensated executive officers for that taxable year.

     As a general matter, the Compensation Committee policy is to pay compensation that is deductible pursuant to Section 162(m). However, the Compensation Committee reserves the right, in circumstances where it deems it appropriates, to pay compensation that is not deductible for purposes of Section 162(m). None of the compensation earned by our Chief Executive Officer and the four most highly compensated officers in 2002 exceeded the deductibility requirements under Section 162(m).

                                          Respectfully submitted,

                                          Compensation Committee

                                          Jack Valenti, Chairman
                                          Robert L. Sloan
                                          William L. Walton
                                          Eddie N. Williams

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of the four directors named above, none of whom are our or our subsidiaries' present or former officers or employees. Mr. Hebert, one of our directors and the President and Chief Executive Officer of Riggs Bank, serves as a director of Allied Capital Corporation, of which Mr. Walton is currently Chairman, Chief Executive Officer and President. None of our other executive officers serves as an officer, director, or member of a compensation committee of any entity whose executive officer served on our Compensation Committee, and none of our executive officers served as a member of the compensation committee of any entity whose executive officer serves as one of our directors.

     During fiscal year 2002, Mr. Sloan, Sibley Hospital (an entity for which Mr. Sloan serves as the Chief Executive Officer), and Allied Capital Corporation (an entity for which Mr. Walton serves as the Chairman, Chief Executive Officer and President) had outstanding loans with Riggs Bank made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, these loans did not, at the time they were entered into, involve more than the normal risk of collectability or present other unfavorable features.

                            STOCK PERFORMANCE GRAPH

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)
    AMONG RIGGS COMMON STOCK, THE RUSSELL 2000 AND THE SNL $5B-$10B INDEX(2)

     The stock performance graph compares our stock performance to the SNL $5B-$10B Bank Index and the Russell 2000 Index, both of which were used in last year's proxy statement. The SNL $5B-$10B Bank Index, which includes the Corporation, is comprised of all banks and related holding companies in the United States with total assets of between $5 billion and $10 billion, thus providing an appropriate measurement base to compare with our stock performance. Each bank's stock performance in the foregoing index is weighted according to its market capitalization. The Russell 2000 Index consists of United States companies having a market capitalization ranking according to size from 1001 to 3000. The Corporation is included in the Russell 2000 Index. We are required by the SEC to compare our performance with a broad market index.

[PERFORMANCE GRAPH]

RIGGS NATIONAL CORPORATION                                              RUSSELL 2000                 SNL $5B-$10B BANK INDEX
--------------------------                                              ------------                 -----------------------
100                                                                        100.00                             100.00
73.38                                                                       97.45                              96.74
50                                                                         118.17                              88.66
53.75                                                                      114.60                             106.41
54.58                                                                      117.45                             117.98
61.37                                                                       93.39                             121.27

---------------

(1) Assumes a $100 investment on December 31, 1997, a reinvestment of dividends and a fiscal year ending on December 31.

(2) A list of the banks included in the SNL $5B-$10B Bank Index is available to shareholders, at no charge, by writing to Mary B. LeMont, Corporate Secretary, Riggs National Corporation, 800 17th Street, N.W., 7th Floor, Washington, D.C. 20006.

                     AUDIT COMMITTEE REPORT TO SHAREHOLDERS

     The Audit Committee of the Board of Directors (the "Audit Committee") is responsible for overseeing management's conduct of the Corporation's financial reporting process. The Audit Committee consists of three directors and acts under a written charter adopted and approved by the Board of Directors. Each of the members of the Audit Committee is independent (as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards).

     The Audit Committee discussed with the Corporation's internal auditors and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Corporation's internal controls, and the overall quality of the financial reporting.

     Management is responsible for the financial reporting process, the system of internal controls, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the procedures for ensuring compliance with accounting standards and applicable laws and regulations. The Corporation's independent auditors are responsible for auditing the financial statements. The responsibility of the Audit Committee is to monitor and review these processes and procedures. The Audit Committee has relied, without independent verification, on the information provided to it and on the representations of management and the independent auditors that the financial statements have been prepared in conformity with generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed with management, the internal auditors, and the independent auditors the audited consolidated financial statements as of and for the year ending December 31, 2002. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended.

     In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent auditors their independence from the Corporation and its management and their provision of non-audit services to the Corporation. A disclosure summarizing the fees paid to the independent auditors in 2002 for audit and non-audit services appears in Appendix A.

     Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ending December 31, 2002, for filing with the SEC.

                                          Respectfully submitted,

                                          The Audit Committee

                                          Robert L. Sloan, Chairman
                                          Charles A. Camalier, III
                                          Steven B. Pfeiffer

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows the compensation we and Riggs Bank paid to the Chief Executive Officer and the four other highest compensated individuals who served as executive officers during 2002. The data reflects compensation for services rendered to us and our subsidiaries in each of the last three years.

SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                           ANNUAL COMPENSATION             COMPENSATION AWARDS
                                    ----------------------------------   -----------------------
                                                                         RESTRICTED   SECURITIES
                                                          OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
                                    SALARY      BONUS     COMPENSATION     AWARDS      OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR     ($)        ($)          ($)          ($)(1)        (#)           ($)
---------------------------  ----   -------    -------    ------------   ----------   ----------   ------------
Robert L. Allbritton......   2002   343,269    100,000         --         659,500(2)   500,000           662(3)
  Chairman of the Board      2001   263,077    100,000         --            --        200,000           361
  and Chief Executive        2000      --         --           --            --           --            --
  Officer of the
  Corporation; Chairman of
  the Board of Riggs Bank

Timothy C. Coughlin.......   2002   338,656     35,000         --         329,750(4)    30,514        12,454(5)
  President of the           2001   330,000     35,000         --            --         25,000         7,145
  Corporation                2000   330,000       --           --            --         20,000         6,852

Lawrence I. Hebert........   2002   434,616     75,000         --         527,600(7)    50,857        14,660(8)
  President and Chief        2001   360,362(6)  75,000         --            --         40,000         2,480
  Executive Officer of       2000      --         --           --            --           --            --
  Riggs Bank

Henry D. Morneault........   2002   228,846     30,000      136,965(10)   395,700(11)   19,348        12,920(12)
  Executive Vice President   2001   146,363     58,280(9)    41,625(10)      --         50,000         1,025
  of Riggs Bank              2000      --         --           --            --           --            --

Robert C. Roane...........   2002   242,308     54,587         --         329,750(13)   19,735        12,263(14)
  Executive Vice President   2001   225,000     40,000         --            --         25,000         6,518
  and Chief Operating        2000   225,000       --           --            --         30,000         6,219
  Officer of Riggs Bank

---------------

 (1) Values of the deferred stock awards were determined by multiplying the number of shares granted times $13.19, the closing price of a share of our common stock on the date of the award.

 (2) On July 17, 2002, Mr. Allbritton received an award of 50,000 deferred shares of our common stock, which vests annually in twenty-percent increments beginning on January 23, 2003, provided that Mr. Allbritton is then-employed by the Corporation. As of December 31, 2002, the value of the unvested shares covered by Mr. Allbritton's deferred stock award would have been $774,500 if they all had vested on that date. The unvested deferred shares have neither voting nor dividend rights.

 (3) $391 of this amount represents the economic benefit attributable to the Split Dollar Life Insurance Plan, and $271 represents the economic benefit attributable to the Group Term Life Insurance Plan.

 (4) On July 17, 2002, Mr. Coughlin received an award of 25,000 deferred shares of our common stock, which vests annually in twenty-percent increments beginning on January 23, 2003, provided that Mr. Coughlin is then-employed by the Corporation. As of December 31, 2002, the value of the unvested shares covered by Mr. Coughlin's deferred stock award would have been $387,250 if they all had vested on that date. The unvested deferred shares have neither voting nor dividend rights.

 (5) $2,234 of this amount represents the economic benefit attributable to the Split Dollar Life Insurance Plan. $10,220 of this amount is attributable to matching contributions to the Riggs Bank 401(k) plan of Mr. Coughlin.

 (6) $9,593 of this amount is attributable to director fees Mr. Hebert received from Riggs Bank Europe Limited.

 (7) On July 17, 2002, Mr. Hebert received an award of 40,000 deferred shares of our common stock, which vests annually in twenty-percent increments beginning on January 23, 2003, provided that Mr. Hebert is then-employed by the Corporation. As of December 31, 2002, the value of the unvested shares covered by Mr. Hebert's deferred stock award would have been $619,600 if they all had vested on that date. The unvested deferred shares have neither voting nor dividend rights.

 (8) $1,677 of this amount represents the economic benefit attributable to the Split Dollar Life Insurance Plan, and $1,983 represents the economic benefit attributable to the Group Term Life Insurance Plan. $11,000 of this amount is attributable to matching contributions to the Riggs Bank 401(k) plan of Mr. Hebert.

 (9) $50,000 of this amount represents a hiring bonus paid to Mr. Morneault as part of the terms of employment extended to Mr. Morneault in his offer letter dated March 14, 2001. $8,280 of this amount represents a pro-rated performance bonus paid to Mr. Morneault as part of the Corporation's general incentive plan for 2001.

(10) For 2002, $126,413 of the total amount represents moving and relocation expense reimbursements made to Mr. Morneault, of which $20,165 is attributable to the related reimbursement for a tax gross-up. For 2001, $40,187 of the total amount represents moving and relocation expense reimbursements made to Mr. Morneault, of which $13,945 is attributable to the related reimbursement for a tax gross-up.

(11) On July 17, 2002, Mr. Morneault received an award of 30,000 deferred shares of our common stock, which vests annually in twenty-percent increments beginning on January 23, 2003, provided that Mr. Morneault is then-employed by the Corporation. As of December 31, 2002, the value of the unvested shares covered by Mr. Morneault's deferred stock award would have been $464,700 if they all had vested on that date. The unvested deferred shares have neither voting nor dividend rights.

(12) $677 of this amount represents the economic benefit attributable to the Split Dollar Life Insurance Plan, and $1,243 represents the economic benefit attributable to the Group Term Life Insurance Plan. $11,000 of this amount is attributable to matching contributions to the Riggs Bank 401(k) plan of Mr. Morneault.

(13) On July 17, 2002, Mr. Roane received an award of 25,000 deferred shares of common stock, which vests annually in twenty-percent increments beginning on January 23, 2003, provided that Mr. Roane is then-employed by the Corporation. As of December 31, 2002, the value of the unvested shares covered by Mr. Roane's deferred stock award would have been $387,250 if they all had vested on that date. The unvested deferred shares have neither voting nor dividend rights.

(14) $484 of this amount represents the economic benefit attributable to the Split Dollar Life Insurance Plan, and $779 represents the economic benefit attributable to the Group Term Life Insurance Plan. $11,000 of this amount is attributable to matching contributions to the Riggs Bank 401(k) plan of Mr. Roane.

OPTION GRANTS IN 2002

     The following table sets forth information regarding the grant of stock options during 2002.

                                                               INDIVIDUAL GRANTS
                                      -------------------------------------------------------------------
                                                    PERCENT OF
                                      SECURITIES   TOTAL OPTIONS
                                      UNDERLYING    GRANTED TO     EXERCISE OR                GRANT DATE
                                       OPTIONS       EMPLOYEES     BASE PRICE    EXPIRATION     PRESENT
NAME                                   GRANTED        IN 2002       ($/SHARE)       DATE      VALUE($)(1)
----                                  ----------   -------------   -----------   ----------   -----------
Robert L. Allbritton(2).............   500,000        32.46%          13.19      07/17/2012    3,015,000
Timothy C. Coughlin(3)..............    30,514         1.98%          13.19      07/17/2012      183,999
Lawrence I. Hebert(4)...............    50,857         3.30%          13.19      07/17/2012      306,668
Henry D. Morneault(5)...............    19,348         1.26%          13.19      07/17/2012      116,668
Robert C. Roane(6)..................    19,735         1.28%          13.19      07/17/2012      119,002

---------------

(1) The grant date present value estimate reflected in the above table has been developed solely for the purposes of comparative disclosure in accordance with the rules and regulations of the SEC and does not necessarily reflect our view of the appropriate value or methodology for purposes of financial reporting. This hypothetical value, determined by the Black-Scholes model, is based on the following assumptions:

          - Exercise price is equal to the closing market price on the day of the grant;

          - The annual dividend rate is 1.52% for options maturing July 17, 2012;

          - Price volatility is based on weekly data for the preceding three-year period;

          - The risk-free rate is 4.970% for options maturing July 17, 2012, the expected term of the options, with a yield comparable to Treasury securities maturing on a comparable date; and

          - There is a 10% discount for forfeiture of unexercised shares.

      These assumptions are based upon historical experience and are not a forecast of future stock price performance or volatility or of future dividend policy. There is no assurance that the value received by an executive will be at or near the value estimated by the Black-Scholes model. The actual value will depend on the market value of our common stock on the dates upon which the options are exercised.

(2) On July 17, 2002 (the "July Grant Date"), the Compensation Committee awarded Mr. Robert L. Allbritton nonqualified stock options to purchase 500,000 shares of our common stock. Pursuant to our 2002 Plan, the options were granted at a price equal to the closing price on the day of the July Grant Date, which was $13.19 per share. These options vested and were immediately exercisable.

(3) On the July Grant Date, the Compensation Committee awarded Mr. Coughlin nonqualified stock options to purchase 7,884 shares of our common stock and incentive stock options to purchase 22,630 shares of our common stock. Pursuant to the 2002 Plan, the options were granted at a price equal to the closing price on the day of the July Grant Date, which was $13.19 per share. These options vest and become exercisable equally over three years on the respective grant date anniversaries or upon a "change of control", as defined in the 2002 Plan.

(4) On the July Grant Date, the Compensation Committee awarded Mr. Hebert nonqualified stock options to purchase 28,227 shares of our common stock and incentive stock options to purchase 22,630 shares of our common stock. Pursuant to the 2002 Plan, the options were granted at a price equal to the closing price on the day of the July Grant Date, which was $13.19 per share. These options vest and become exercisable over three years on the respective grant date anniversaries or upon a "change of control", as defined in the 2002 Plan.

(5) On the July Grant Date, the Compensation Committee awarded Mr. Morneault incentive stock options to purchase 19,348 of our common stock. Pursuant to the 2002 Plan, the options were granted at a price equal to the closing price on the day of the July Grant Date, which was $13.19 per share. These options vest and become exercisable equally over three years on the respective grant date anniversaries or upon a "change of control", as defined in the 2002 Plan.

(6) On the July Grant Date, the Compensation Committee awarded Mr. Roane incentive stock options to purchase 19,735 shares of our common stock. Pursuant to the 2002 Plan, the options were granted at a price equal to the closing price on the day of the July Grant Date, which was $13.19 per share. These options vest and become exercisable equally over three years on the respective grant date anniversaries or upon a "change of control", as defined in the 2002 Plan.

    OPTION EXERCISES IN 2002 AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                      OPTIONS AT FY-END                 AT FY-END
                                                             (#)                           ($)
                                                 ---------------------------   ---------------------------
                     NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                        -----------   -------------   -----------   -------------
Robert L. Allbritton...........................    715,000             0        1,155,913            0
Timothy C. Coughlin............................    166,550        53,964          365,800       91,095
Lawrence I. Hebert.............................     40,700        77,657            5,913      116,971
Henry D. Morneault.............................     16,500        52,848                0       44,500
Robert C. Roane................................     78,200        46,535          117,027       74,226

10-YEAR OPTION/SAR REPRICINGS

     As disclosed in the Proxy Statement for the Annual Meeting of Shareholders held on April 17, 2002, certain of our executive officers cancelled non-qualified stock options whose exercise price was above the then-current market price of our stock. This cancellation program was part of the redesign of our executive compensation program, and the primary purpose of the cancellation was to provide additional shares for grant under the 2002 Plan. Each of the executive officers who cancelled their options were eligible to participate in the 2002 Plan, and equity awards were made to those individuals listed below pursuant to the formula discussed in the Compensation Committee report and without any regard to the number of stock options previously cancelled. See "Compensation Committee Report on Executive Compensation -- Other Executive Officers."

                                  NUMBER OF                                                        LENGTH OF
                                  SECURITIES                                                        ORIGINAL
                                  UNDERLYING    MARKET PRICE OF    EXERCISE PRICE AT              OPTION TERM
                                 OPTIONS/SARS   STOCK AT TIME OF    TIME OF OPTION       NEW      REMAINING AT
                                 REPRICED OR      REPRICING OR       REPRICING OR      EXERCISE     DATE OF
                                   AMENDED         AMENDMENT           AMENDMENT        PRICE     REPRICING OR
NAME                       DATE      (#)              ($)                 ($)            ($)       AMENDMENT
----                       ----  ------------   ----------------   -----------------   --------   ------------
Joseph M. Cahill........    (1)      5,000            (2)               $30.25          $13.19        (3)
  General Counsel of the
  Corporation and
  Executive Vice
  President of Riggs
  Bank
Timothy C. Coughlin.....    (1)     15,000            (2)               $30.25          $13.19        (3)
  President of the
  Corporation
Henry A. Dudley, Jr.....    (1)     17,413            (2)               $30.25          $13.19        (3)
  Executive Vice
  President of Riggs
  Bank and President of
  Riggs & Co.
Jeffrey T. Glynn........    (1)      1,000            (2)               $30.25          $13.19        (3)
  Executive Vice
  President of Riggs
  Bank
Mark N. Hendrix.........    (1)     16,252            (2)               $30.25          $13.19        (3)
  Executive Vice
  President of Riggs
  Bank
Raymond M. Lund.........    (1)     17,026            (2)               $30.25          $13.19        (3)
  Executive Vice
  President of Riggs
  Bank
Robert C. Roane.........    (1)     15,000            (2)               $30.25          $13.19        (3)
  Executive Vice
  President and Chief
  Operating Officer of
  Riggs Bank
Steven T. Tamburo.......    (1)      1,000            (2)               $30.25          $13.19        (3)
  Treasurer and Chief
  Financial Officer of
  the Corporation and
  Executive Vice
  President and Chief
  Financial Officer of
  Riggs Bank

---------------
(1) The original options were cancelled by agreement dated as of November 23, 2001. New options were granted on July 17, 2002. The new options were granted as part of our overall executive compensation program and without regard to the number of options that were previously surrendered.

(2) The average of the high and low prices as reported by the Nasdaq National Market System on November 23, 2001, was $14.81. The average of the high and low prices as reported by the Nasdaq National Market System on July 17, 2002, was $13.075.

(3) The original options were granted on July 15, 1998, and were due to expire on July 15, 2008.

RETIREMENT BENEFITS
                               PENSION PLAN TABLE

                                           YEARS OF SERVICE
COMPENSATION        5              10             15             20             25             30
   10,000           325             650            975          1,300          1,625          1,950
   20,000           825           1,650          2,475          3,300          4,125          4,950
   30,000         1,325           2,650          3,975          5,300          6,625          7,950
   40,000         1,825           3,650          5,475          7,300          9,125         10,950
   50,000         2,325           4,650          6,975          9,300         11,625         13,950
   60,000         2,825           5,650          8,475         11,300         14,125         16,950
   70,000         3,325           6,650          9,975         13,300         16,625         19,950
   80,000         3,825           7,650         11,475         15,300         19,125         22,950
   90,000         4,325           8,650         12,975         17,300         21,625         25,950
  100,000         4,825           9,650         14,475         19,300         24,125         28,950
  110,000         5,325          10,650         15,975         21,300         26,625         31,950
  120,000         5,825          11,650         17,475         23,300         29,125         34,950
  130,000         6,325          12,650         18,975         25,300         31,625         37,950
  140,000         6,825          13,650         20,475         27,300         34,125         40,950
  150,000         7,325          14,650         21,975         29,300         36,625         43,950
  160,000         7,825          15,650         23,475         31,300         39,125         46,950
  170,000         8,325          16,650         24,975         33,300         41,625         49,950

     Certain of our senior officers and senior officers of our subsidiaries are eligible to receive pension benefits under the Riggs Bank N.A. Amended Pension Plan. Effective February 28, 2002, plan benefits and participation were frozen; thus, officers will not receive any further increases in their plan benefits, and new officers are not permitted to participate. Effective January 1, 1996, the benefit formula for determining the pension benefit payable under the plan is 1% of the officer's average compensation multiplied by years of service up to a maximum of 30 years, less .35% of the officer's average compensation not in excess of $10,000 multiplied by years of service up to a maximum of 30 years. The above table demonstrates benefits payable only under our current plan. However, if a greater benefit would result under the plan provisions in effect prior to January 1, 1996, an officer's pension benefit payable under the plan is protected at that level.

     Average compensation is limited by the Riggs Bank N.A. Amended Pension Plan to base salary and is averaged over the officer's highest five consecutive years of employment. In accordance with applicable tax code provisions, base salary has been limited since 1989. Base salary was limited to $170,000 for the last unfrozen plan year of 2001. Applying the formula, the annual pension benefit for the named executive officers eligible to participate is as follows: Mr. Coughlin, 17.2 years of credited service, $50,891, and Mr. Roane, 23.5 years of credited service, $36,677. Mr. Allbritton, Mr. Hebert and Mr. Morneault were never eligible to participate in the plan and have no benefit.

     The Supplemental Executive Retirement Plan ("SERP") was terminated by the Board of Riggs Bank effective October 15, 2002, and all accrued benefits were distributed or otherwise credited in a plan of termination presented by management to the Compensation Committee of the Bank and approved by the Board of Directors. The Corporation credited the present value of the amounts owed to the relevant named executive officers under the SERP to the individual's account under the Riggs National Corporation Executive Deferred Compensation Plan. At the time of termination, the annual benefit payable to Messrs. Coughlin and Roane would have been $367,844 and $61,619, respectively. Messrs. Allbritton, Hebert, and Morneault were never eligible to participate in the SERP and have no benefit.

CHANGE OF CONTROL ARRANGEMENTS

     In October 2001, the Board of Directors adopted a change of control policy to provide the Corporation with a smooth transition of management and continuing operations throughout a change of control transaction. The Senior Executive Change of Control and Retention Agreements provide severance benefits to 15 of our senior level executives, including the named executive officers, in the event the covered executive is involuntarily terminated by the Corporation without cause or terminates for good reason within two years following a change of control, or the executive elects voluntary termination after one year following the change of control. For a definition of "change of control," please see the Senior Executive Change of Control and Retention Agreement, filed as an exhibit to our 2001 Annual Report on Form 10-K, dated March 22, 2002.

     Under the Senior Executive Change of Control and Retention Agreements, a covered executive who is terminated by the Corporation without cause or terminates for good reason would be entitled to receive, in lieu of any further salary payments or severance benefits otherwise payable, a lump sum that is equal to two times the sum of the executive's base salary and bonus, each calculated in accordance with the terms of the Senior Executive Change of Control and Retention Agreements. In addition, the executive would be entitled to a lump sum payment of any incentive compensation that has already been allocated or awarded to the executive under our annual or long-term incentive plans, but has not yet been paid, plus a pro rata portion of all contingent incentive compensation awards for the then uncompleted periods under those incentive plans, calculated in accordance with the Senior Executive Change of Control and Retention Agreements.

     Other benefits under the Senior Executive Change of Control and Retention Agreements include the continuation of life, disability, accident and health insurance for two years, reduced by any comparable benefits actually received by the executive without cost from a subsequent employer. The agreements also provide for two years of additional benefit credit under any supplemental pension and thrift plans plus two years of eligibility credit in the Corporation's post-retirement health and life insurance plans, payable as a lump sum or as part of the benefit payable under such plans. A covered executive would also be entitled to the acceleration of the vesting of, or lapse of restrictions and restriction periods applicable to, outstanding stock options and other similar equity-based awards, along with the deemed satisfaction of certain performance criteria, to the extent not previously vested or satisfied immediately prior to the change of control. For a thirty-day period following the one-year anniversary of the change of control, the executive has the option to terminate voluntarily his or her employment with us and be entitled to 50% of the foregoing severance benefits. Covered executives will also be made whole with respect to any excise tax imposed by Section 4999 of the Internal Revenue Code in connection with the severance benefits received under the Senior Executive Change of Control and Retention Agreements. Covered executives will also be reimbursed for legal fees, if any, incurred in a good faith dispute relating to the termination of employment following a change of control or the potential payment of benefits under the agreement. Under the Senior Executive Change of Control and Retention Agreements, covered executives who have been terminated are not required to seek other employment or otherwise mitigate the payments required by the agreements, except with respect to life, disability, accident and health insurance expenses that may be paid by a subsequent employer.

     The term "cause" is defined in the Senior Executive Change of Control and Retention Agreements and generally includes: (i) the termination of the covered executive's employment because of the willful and continued failure by the executive to substantially perform his or her duties after the Board has notified him or her of such failure; or (ii) the willful engaging by the covered executive in conduct that is demonstrably and materially injurious to the Corporation (or its subsidiaries), whether monetarily or otherwise. The term "good reason" is defined in the Senior Executive Change of Control and Retention Agreements and generally includes the occurrence of the following events after a change of control: (i) the assignment of the covered executive to duties that are inconsistent with his or her status as a senior executive of the Corporation or a substantial alteration of the covered executive's responsibilities following the change of control; (ii) a reduction in the covered executive's then annual base salary plus bonus; (iii) the relocation of the covered executive to an office other than our principal executive offices or the relocation of the principal executive offices to a location more than 35 miles away from the location of such offices immediately prior to the change of control; (iv) the failure to pay the covered executive his or her current compensation or deferred compensation within seven days of the date such compensation is due; (v) the failure to continue a compensation plan in which the covered executive participated immediately prior to the change of control which is material to such executive's total compensation; (vi) the failure to continue to provide the covered executive with benefits under any of our pension, life insurance, medical, health and accident, or disability plans that are substantially similar to those the executive participated in immediately prior to the change of control, the material reduction of any such benefits or the deprivation of any material fringe benefits that the covered executive enjoyed at the time of the change of control, or the failure to maintain a vacation policy that is at least as favorable as the policy in place prior to the change of control; or (vii) termination of the covered executive in a manner that is not in compliance with the notice provisions of the Senior Executive Change of Control and Retention Agreements.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of January 31, 2003, the beneficial ownership of our common stock for the following persons: (1) all shareholders known by us to beneficially own more than five percent of our common stock; (2) each of our nominees for director; (3) our chief executive officer and the four other highest compensated executive officers; and (4) all of our directors and executive officers as a group. Certain information in the table is based on information contained in filings made by the beneficial owner with the Securities and Exchange Commission.

                                                              COMMON STOCK BENEFICIALLY
                                                                       OWNED(1)
                                                              --------------------------
                                                                              PERCENT OF
                  NAME OF BENEFICIAL OWNER                    SHARES OWNED      CLASS
                  ------------------------                    -------------   ----------
Greater Than 5% Holders
Joe L. Allbritton...........................................   13,357,500(2)     41.2%
  Riggs National Corporation
  1503 Pennsylvania Avenue, N.W.
  Washington, D.C. 20005
Barbara B. Allbritton.......................................    2,059,232(3)      7.2%
  Riggs National Corporation
  1503 Pennsylvania Avenue, N.W.
  Washington, D.C. 20005
Dimensional Fund Advisors Inc. .............................    1,953,340(4)      6.8%
  1299 Ocean Avenue, Floor 11
  Santa Monica, CA 90401-1038

Directors
Joe L. Allbritton...........................................   13,357,500(2)     41.2%
Robert L. Allbritton........................................    1,425,400(5)      4.9%
J. Carter Beese, Jr.........................................      156,180(6)        *
Charles A. Camalier, III....................................      250,587(7)        *
Timothy C. Coughlin.........................................      188,531(8)        *
Lawrence I. Hebert..........................................      573,167(9)      2.0%
Steven B. Pfeiffer..........................................      44,084(10)        *
Robert L . Sloan............................................      46,707(11)        *
Jack Valenti................................................      41,787(12)        *
William L. Walton...........................................       7,900(13)        *
Eddie N. Williams...........................................      38,599(14)        *

Officers
Henry D. Morneault..........................................      20,304(15)        *
Robert C. Roane.............................................      95,109(16)        *
All of our executive officers and directors (including
  Nominees) as a group (24 persons).........................  15,410,522(17)     45.2%

---------------
  *  Less than 1%

 (1) Beneficial ownership, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of, shares as well as the right to acquire beneficial ownership within 60 days of January 31, 2003, through the exercise of an option or otherwise. Unless otherwise indicated, the listed persons have sole voting power and sole investment power with respect to the shares of our common stock set forth in the table and own less than 1% of the shares outstanding. 28,533,918 shares of our common stock were outstanding as of January 31, 2003. In addition, the number of shares of our common stock outstanding used to calculate the percentage of the class held by a person includes the number of shares that person has the right to acquire beneficial ownership of within 60 days.

 (2) Mr. Joe L. Allbritton has sole voting and investment power with regard to 7,477,500 of these shares, including 475,511 shares owned by Allwin, Inc., which is wholly owned by Mr. Allbritton. In addition, there are 700,000 shares owned by charitable foundations (the "Foundations") as to which Mr. Allbritton, as a trustee, shares voting and investment power with his wife, Barbara B. Allbritton, and his son, Robert L. Allbritton (Chairman and Chief Executive Officer of the Corporation), and 1,330,000 shares are beneficially owned by Mrs. Allbritton, as to which Mr. Allbritton shares voting and investment power. Mr. Allbritton disclaims beneficial ownership of an additional 1,732 shares owned by Mrs. Allbritton. The amount beneficially owned by Mr. Allbritton includes 3,850,000 shares underlying options to purchase our common stock.

 (3) Mrs. Allbritton has sole voting and investment power with regard to 1,732 of these shares and shares voting and investment power with her husband, Joe L. Allbritton, as to 1,330,000 shares, with respect to which she has granted to him an irrevocable proxy to vote such shares and has agreed not to sell such shares free of the proxy except in limited market transactions. Also included are 700,000 shares owned by the Foundations as described in note 2 above and 27,500 shares underlying options to purchase our common stock. Mrs. Allbritton disclaims beneficial ownership of 7,477,500 shares beneficially owned by her husband.

 (4) Based on a Schedule 13G/A dated December 31, 2002. As disclosed in that
     Schedule 13G/A, Dimensional Fund Advisors, Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as an investment manager to certain other investment vehicles, including commingled group trusts (these investment companies and investment vehicles are together referred to as the "Portfolios"). In its role as investment advisor and investment manager, Dimensional has reported both voting and investment power with regard to all 1,953,340 of these shares. We have been advised that Dimensional disclaims beneficial ownership of all 1,953,340 shares, which Dimensional has advised us are held by the Portfolios.

 (5) Mr. Robert L. Allbritton has sole voting and investment power with regard to 400 of these shares. Included in this total are 715,000 shares underlying options to purchase our common stock and 10,000 shares of phantom stock beneficially owned through our Executive Deferred Compensation Program. Also included are 700,000 shares owned by the Foundations as described in note 2 above.

 (6) Mr. Beese has sole voting and investment power with regard to 35,800 of these shares and shared voting and investment power with regard to 5,380 shares. This amount also includes 115,000 shares underlying options to purchase our common stock.

 (7) Mr. Camalier has sole voting and investment power with regard to 94,973 of these shares, including 86,381 shares in a family limited partnership, and shared voting and investment power, through a family trust, of 116,979 shares. Also included in this total are 32,500 shares underlying options to purchase our common stock and 6,135 shares of phantom stock beneficially owned through our non-employee director Deferred Compensation Plan.

 (8) Included in this total are 175,000 shares underlying options to purchase our common stock.

 (9) Included in this total are 54,167 shares underlying options to purchase our common stock and 8,000 shares of phantom stock beneficially owned through our Executive Deferred Compensation Program. Additionally, Mr. Hebert is a voting trustee of The Allbritton Foundation, which owns 500,000 shares of our common stock.

(10) Mr. Pfeiffer has sole voting and investment power with regard to 10,830 of these shares and shared voting and investment power with regard to 100 shares. Also included in this total are 32,500 shares underlying options to purchase our common stock.

(11) Mr. Sloan has sole voting and investment power with regard to 7,420 of these shares and shared voting and investment power with regard to 1,200 shares. Also included in this total are 32,500 shares underlying options to purchase our common stock and 5,538 shares of phantom stock beneficially owned through our non-employee director Deferred Compensation Plan.

(12) Included in this total are 32,500 shares underlying options to purchase our common stock and 6,302 shares of phantom stock beneficially owned through our non-employee director Deferred Compensation Plan.

(13) Included in this total are 7,500 shares underlying options to purchase our common stock.

(14) Included in this total are 27,500 shares underlying options to purchase our common stock and 1,501 shares of phantom stock beneficially owned through our non-employee director Deferred Compensation Plan.

(15) Included in this total are 16,667 shares underlying options to purchase our common stock.

(16) Included in this total are 86,667 shares underlying options to purchase our common stock.

(17) Of the 15,410,522 shares which are beneficially owned by the executive officers and directors (including nominees) of the Corporation, 5,495,501 are shares underlying options to purchase our common stock and 58,476 are shares beneficially owned through our deferred compensation programs.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to provide copies to us of all Section 16(a) reports they file. Based on the information they have supplied to us, we believe that all our directors, officers and 10% shareholders satisfied their filing requirements, except that Mr. Glynn, an executive officer, filed one Form 4 late.

                          TRANSACTIONS WITH MANAGEMENT

INDEBTEDNESS OF DIRECTORS, NOMINEES FOR DIRECTORS, EXECUTIVE OFFICERS AND RELATED PERSONS

     In December 2001, we instituted the Employee Mortgage Discount Program under which our employees and those of our subsidiaries are eligible to receive a 20 percent lower interest rate on their home mortgages than the prevailing market rate. The Corporation's banking subsidiaries have had lending transactions in the ordinary course of their banking business with directors of Riggs Bank and Riggs Bank Europe Limited and their associates (primarily the businesses with which they are associated), and directors and executive officers of the Corporation and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for, in some cases, interest rate terms varied pursuant to the Employee Mortgage Discount Program.

     In 2002, we paid, through our two venture capital investment partnerships, approximately $2.6 million in management fees to venture capital investment companies that are controlled by J. Carter Beese, Jr., one of our directors. These venture capital investment companies, through their management company, paid Riggs Bank approximately $1.4 million for rent, salaries and other services we provided to those entities during 2002, pursuant to an Operating and Services Agreement. For fiscal year 2003, we have reduced our obligation to fund these management fees from $2.6 million to $750,000, approximately $720,000 of which we anticipate will be paid to Riggs Bank.

OTHER RELATED PARTY TRANSACTIONS

     During 2002, Allbritton Communications Company ("ACC"), a company indirectly owned by Mr. Joe L. Allbritton, a vice chairman of our Board, and of which Mr. Robert L. Allbritton is the Chairman and Chief Executive Officer and Mr. Lawrence I. Hebert is Vice Chairman, paid Riggs Bank $432,549 to lease office and parking space in an office building owned by Riggs Bank under a lease that extends through January 31, 2007. Also during 2002, ACC reimbursed Riggs Bank $148,928 for use of entertainment suites at sports stadiums.

     Two of our directors, Mr. Steven B. Pfeiffer and Mr. Charles A. Camalier, III, are associated with law firms that perform legal services for us from time to time.

     For a discussion of the material provisions of our change of control arrangements with 15 of our senior officers, you should refer to "Compensation of Executive Officers -- Change of Control Arrangements".

               SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

     We anticipate that the next Annual Meeting of Shareholders will be held on or about April 21, 2004. A shareholder who intends to present a proposal at the 2004 Annual Meeting must submit the written text of the proposal to us no later than November 14, 2003, in order for the proposal to be considered for inclusion in our proxy statement and form of proxy for that meeting. Shareholder proposals not submitted for inclusion in the proxy statement will be considered at the Annual Meeting only if the Corporation receives notice of the proposal prior to January 28, 2004.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     During 2002, KPMG LLP served as our independent public accountants. We expect that representatives of KPMG LLP will be present at the Annual Meeting, and he or she will have the opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions.

                                 OTHER MATTERS

     We are not aware of any other matters that may come before the meeting. If any other business properly comes before the meeting, the persons designated as proxies will vote upon those matters in their sole discretion.

                           ANNUAL REPORT ON FORM 10-K

     A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO INGRID CARLSON, INVESTOR RELATIONS, RIGGS NATIONAL CORPORATION, 808 17TH STREET, N.W., WASHINGTON, D.C. 20006.

                                          By Order of the Board of Directors,

                                          /s/ Timothy C. Coughlin
                                          TIMOTHY C. COUGHLIN
                                          President

                                   APPENDIX A

                       FISCAL 2002 AUDIT FIRM FEE SUMMARY

     During fiscal year 2002, the Corporation retained its principal auditor, KPMG LLP, to provide services in the following categories and amounts:

CATEGORY
Audit Fees..................................................   $  538,270
Audit-Related Fees(1).......................................      722,441
Tax Fees(2).................................................      158,001
All Other Fees(3)...........................................       32,330
                                                               ----------
Total.......................................................   $1,451,042

---------------

(1) Includes credit compliance review, information technology audit support for risk management, and audits of the Corporation's employee benefit plans and certain of its trusts and funds.

(2) Includes international tax services, tax compliance services, and filing reviews.

(3) Includes services for regulatory compliance review under federal banking laws and financial planning for executives.

                                  [RIGGS LOGO]

                           RIGGS NATIONAL CORPORATION
             1503 Pennsylvania Avenue, N.W., Washington, D.C. 20005
                                 March 13, 2003

       The Annual Meeting of Shareholders (the "Meeting") of Riggs National Corporation (the "Corporation") will be held on Wednesday, April 16, 2003, at 9:00 a.m., local time, at our W.W. Corcoran Office located at 1503 Pennsylvania Avenue, N.W., Washington, D.C. 20005, for the following purposes:

       1. To elect a board of directors for the coming year;

       2. To ratify the appointment of KPMG LLP as the independent public accountants for 2003;

       3. To consider a shareholder proposal concerning disclosure of political contributions; and

       4. To consider and act upon any other matters that may properly come before the Meeting or any adjournment or postponement of the Meeting.

       Shareholders of record at the close of business on February 28, 2003, will be entitled to vote at the Meeting or any adjournment or postponement thereof. Whether or not you plan to attend the Meeting, please execute the Proxy Card below and return it in the enclosed postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by written notice to the Corporate Secretary of the Corporation, by executing and delivering a proxy bearing a later date, or by attending the Meeting and voting in person.

                             Detach Proxy Card here

                           RIGGS NATIONAL CORPORATION


            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 16, 2003
--------------------------------------------------------------------------------

                This Proxy is Solicited by the Board of Directors

At the Annual Meeting of Shareholders of RIGGS NATIONAL CORPORATION to be held April 16, 2003, or at any adjournment or postponement, ROBERT V. FLEMING, II, NICOLE F. MANDEVILLE, and Edward J. Miller, Jr., and each of them, with power of substitution and resubstitution, are hereby authorized to represent me and vote all my shares on the following matters:

1. Election of Directors: Joe L. Allbritton, Robert L. Allbritton, J. Carter Beese, Jr., Charles A. Camalier, III, Timothy C. Coughlin, Lawrence I. Hebert, Steven B. Pfeiffer, Robert L. Sloan, Jack Valenti, William L. Walton, Eddie N. Williams

  [ ]     FOR all nominees                       [ ]   WITHHOLD AUTHORITY
          (except as otherwise marked)                 to vote for all nominees

(Instructions: If you wish to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above and check the "FOR" box)

2. To ratify the appointment of KPMG LLP as the independent public accountants for 2003.

[ ] FOR   [ ] AGAINST    [ ] ABSTAIN

3. Shareholder proposal concerning disclosure of political contributions.

[ ] FOR   [ ] AGAINST    [ ] ABSTAIN

4. To consider and act upon any other matters that may properly come before the meeting or any adjournment or postponement of the meeting.


                     (Continued, and to be executed and dated on the other side)

                             Detach Proxy Card here

                                (Continued from other side)

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this Card. Unless you indicate otherwise on the reverse side, if you return this card your shares will be voted FOR items 1 and 2, and AGAINST item 3.

                                         DATE:                            , 2003
                                              ----------------------------

                                         ---------------------------------------

                                         ---------------------------------------
                                             Signature(s) of shareholder(s)

                                         NOTE: Please sign exactly as name
                                         appears hereon. Joint owners should
                                         each sign. When signing as attorney,
                                         executor, administrator, trustee or
                                         guardian, please give full title as
                                         such.



     PLEASE DATE, SIGN, AND RETURN IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.